Exhibit 10.2

PROMISSORY NOTE

$1,000,000	Dated: January 28, 2025

1. Principal. Pursuant to a Letter Agreement dated January 17, 2025 (the “Letter Agreement”), a copy of which is attached hereto for reference purposes only as Exhibit A, and FOR VALUE RECEIVED, Bitmine Immersion Technologies, Inc., a Delaware corporation (“Maker”), promises to pay to the order of Innovative Digital Investors Emerging Technology, LP, a Delaware limited partnership (“Holder”), at the address of Holder known to Maker or at such other place as Holder may from time to time designate in writing, the principal sum of

$1,000,000 (the “Obligation”), which represents the principal amount advanced by Holder to Maker in accordance with the terms of the Letter Agreement. All capitalized terms not defined herein shall have the meaning assigned in the Letter Agreement.

2. Interest. Interest on the unpaid principal amount of the Obligation outstanding from time to time shall accrue at the annualized rate of 12.5% (the “Interest”). Computations of interest shall be made on the basis of a 365 day year, and the actual number of days elapsed.

3. Unsecured Nature of the Obligation. The parties acknowledge and agree that this promissory note (the “Note”) is unsecured, and no collateral or security interest is granted to secure the repayment of the Obligation. In the event of default, the Holder’s recourse shall be limited to the remedies available under the terms of this Note and applicable law.

4. Unconvertible Nature of the Obligation. The parties agree that this Note shall not be convertible into shares of the Maker’s common stock.

5. Trigger Event. Pursuant to the Letter Agreement, the parties agree that this Note shall not take effect until the consummation of all of the Closing Transactions (collectively, the “Trigger Event”).

6. Maturity Date. “Maturity Date” shall mean December 1, 2026.

7. Payments. Maker shall pay to Holder the Obligation in the following manner:

(a) Monthly Interest Payments. The Interest shall be payable monthly commencing upon the occurrence of the Trigger Event and continuing with interest only payments on the first business day of every month thereafter until the Obligation is paid in full.

(b) Ballon Payment. Any and all principal and accrued Interest shall be due and payable by Maker to Holder on the Maturity Date.

(c) Prepayment. Maker shall be entitled to prepay this Note prior to the Maturity Date without premium or penalty.

8. Events of Default. The occurrence of any of the following events shall constitute an Event of Default hereunder:

(a) Failure of Maker to pay the Obligation and Interest upon the Maturity Date;

(b) Failure of Maker to pay any amount or perform any other obligation under this Note;

(c) Admission of Maker in writing of its inability to, or be generally unable to, pay its undisputed debts as such undisputed debts become due;

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(d) Where Maker: (i) applies for or consents to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of all or a substantial part of its property, (ii) makes a general assignment for the benefit of its creditors, (iii) commences a voluntary case under the United States Bankruptcy Code, (iv) files a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts; (v) fails to controvert in a timely and appropriate manner, or acquiesces in writing to, any petition filed against Maker in an involuntary case under the United States Bankruptcy Code; or (vi) takes any action for the purpose of effecting any of the foregoing;

(e) A proceeding or case is commenced, without the application or consent of Maker, in any court of competent jurisdiction, seeking: (i) its financial reorganization, liquidation or arrangement, or the composition or readjustment of its debts; (ii) the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of Maker or of all or any substantial part of its property; or (iii) similar relief in respect of Maker under any law relating to bankruptcy, insolvency, reorganization or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 30 or more days; or an order for relief against Maker shall be entered in an involuntary case under the United States Bankruptcy Code; or

(f) A final judgment or judgments issued by a court of competent jurisdiction for the payment of money in excess of $100,000 in the aggregate (exclusive of judgment amounts fully covered by insurance where the insurer has admitted liability in respect of such judgment) or in excess of $250,000 in the aggregate (regardless of insurance coverage) is rendered by one or more governmental persons having jurisdiction against Maker and the same is not discharged (or provision not made for such discharge), or a stay of execution of the relevant judgment is not procured, within 30 days from the date of entry of such judgment and Maker has not, within that 30-day period, or such longer period during which execution of the same shall have been stayed, appealed from and cause the execution of such judgment to be stayed during such appeal.

9.Remedies; Late Payment Penalty. Upon the occurrence of an Event of Default and without demand or notice, Holder may declare the principal amount then outstanding of, and the accrued interest on, the Obligation of Maker to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by Maker and Maker may exercise all rights and remedies available to it under this Note (or any succeeding agreement).

10.Waiver. Maker hereby waives diligence, presentment, protest, and demand, notice of protest, dishonor and nonpayment of this Note and expressly agrees that, without in any way affecting the liability of Maker hereunder, Holder may extend any maturity date or the time for payment of any installment due hereunder, accept security, release any party liable hereunder and release any security now or hereafter securing this Note. Maker further waives, to the full extent permitted by law, the right to plead any and all statutes of limitations as a defense to any demand on this Note, or on any deed of trust, security agreement, lease assignment, guaranty or other agreement now or hereafter securing this Note.

11.Amendment. Except as provided herein, no modification or amendment of this Note shall be valid and binding unless it be in writing and signed by all parties hereto. Notwithstanding the foregoing, in no event shall this Note be amended, modified, or supplemented to increase the principal sum of the Note above $1,000,000.

12.Severability. Every provision of this Note is intended to be severable. In the event any term or provision hereof is declared by a court of competent jurisdiction, to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the balance of the terms and provisions hereof, which terms and provisions shall remain binding and enforceable.

13.Interest Rate Limitation. Holder and Maker stipulate and agree that none of the terms and provisions contained herein shall ever be construed to create a contract for use, forbearance or detention of money requiring payment of interest at a rate in excess of the maximum interest rate permitted to be charged by the laws of the State of Nevada. In such event, if any Holder of this Note shall collect monies which are deemed to constitute interest which would otherwise increase the effective interest rate on this Note to a rate in excess of the maximum rate permitted to be charged by the laws of the State of Nevada, all such sums deemed to constitute interest in excess of such maximum rate shall, at the option of Holder, be credited to the payment of the sums due hereunder or returned to Maker.

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14.Choice of Law. This Note shall be governed by and construed in accordance with the laws of the State of California. Any action to enforce this Note shall be brought in state or federal courts located in Orange County, California.

15.Attorneys’ Fees. In the event any party hereto shall commence legal proceedings against the other to enforce the terms hereof, or to declare rights hereunder, as the result of a breach of any covenant or condition of this Note, the prevailing party in any such proceeding shall be entitled to recover from the losing Party its costs of suit, including reasonable attorneys’ fees, as may be fixed by the court.

16.Legal Costs for Preparing the Note. Maker agrees to bear all legal costs and expenses incurred in the preparation and finalization of this Note.

17.Conflict Provision. In the event of any conflict between the terms of this Note and the terms of the Letter Agreement, the terms of this Note shall govern and prevail.

18.Miscellaneous.

(a) All notices and other communications required by the terms of this Note, or deemed by any of the parties hereto to be desirable, to be given to any other party hereto shall be in writing and shall be given by personal delivery, overnight delivery, mailed by registered or certified mail, postage prepaid, with return receipt requested, or sent by electronic mail (with receipt confirmed) to the addresses of the parties as follows:

i.	To: “Maker”
Bitmine Immersion Technologies, Inc.
10845 Griffith Park Dr., #2
Las Vegas, Nevada 89135
Attn: Jonathan Bates
Email: jbates@bitminetech.io

ii.	To: “Holder”
Innovative Digital Investors Emerging Technology, LP
10845 Griffith Park Dr., #2
Las Vegas, Nevada 89135
Attn: Jonathan Bates
Email: jbates@bitminetech.io

The persons and addresses set forth above may be changed from time to time by a notice sent as aforesaid. If notice is given by personal delivery or overnight delivery in accordance with the provisions of this section, such notice shall be conclusively deemed given at the time of such delivery provided a receipt is obtained from the recipient. If notice is given by mail in accordance with the provisions of this section, such notice shall be conclusively deemed given upon receipt and delivery or refusal. If notice is given by electronic mail transmission in accordance with the provisions of this section, such notice shall be conclusively deemed given at the time of delivery if between the hours of 9:00 a.m. and 5:00 p.m. Pacific time on a business day (“business hours”) and if not during business hours, at 9:00 a.m. on the next business day following delivery, provided a delivery confirmation is obtained by the sender.

(b) No failure or delay on the part of Holder or any other holder of this Note to exercise any right, power or privilege under this Note and no course of dealing between Maker and Holder shall impair such right, power or privilege or operate as a waiver of any default or an acquiescence therein, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly provided are cumulative to, and not exclusive of, any rights or remedies, which Holder would otherwise have. No notice to or demand on Maker in any case shall entitle Maker to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of Holder to any other or further action in any circumstances without notice or demand.

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(c) Maker and any endorser of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind.

(d) Maker may not assign its rights or obligations hereunder without prior written consent of Holder. Subject to compliance with applicable federal and state securities laws, Holder may (i) assign all or any portion of this Note without the prior consent of Maker or (ii) sell or agree to sell to one or more other persons a participation in all or any part of the Note without the prior consent of Maker. Upon surrender of the Note, Maker shall execute and deliver one or more substitute notes in such denominations and of a like aggregate unpaid principal amount or other amount issued to Holder and/or to Holder’s designated transferee or transferees. Holder may furnish any information in the possession of Holder concerning Maker, or any of its respective subsidiaries, from time to time to assignees and participants (including prospective assignees and participants).

(e) When used herein, the term “days” refers to calendar days unless otherwise specified.

IN WITNESS WHEREOF, Maker has caused this Note to be duly executed and delivered as of the day and year and at the place first above written.

MAKER:

BITMINE IMMERSION TECHNOLOGIES, INC.,

A Delaware corporation

/s/ Jonathan Bates

By: Jonathan Bates

Its: Chief Executive Officer

HOLDER:

INNOVATIVE DIGITAL INVESTORS EMERGING

TECHNOLOGY, LP

A Delaware limited partnership

By: Innovative Digital Investors, LLC,

Its: General Partner

/s/ Jonathan Bates

By: Jonathan Bates

Its: Managing Member

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EXHIBIT A

LETTER AGREEMENT

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BITMINE IMMERSION TECHNOLOGIES, INC.

10845 Griffith Peak Dr. #2

Las Vegas, NV 89135

January 17, 2025

Innovative Digital Investors Emerging Technology, LP

10845 Griffith Peak Dr. #2

Las Vegas, NV 89135

Jonathan Bates

10845 Griffith Peak Dr. #2

Las Vegas, NV 89135

Re:  Transactions related to firm commitment offering Dear Sirs:

This letter agreement is intended to memorialize our discussions regarding certain transactions that will take place at or immediately before consummation of a firm commitment offering (the “Offering”) of the common stock of Bitmine Immersion Technologies, Inc. (“Bitmine”) led by ThinkEquity LLC (“ThinkEquity”) as lead underwriter. The Offering is expected to be consummated for gross proceeds of up to $15 million, plus a potential 15% over-allotment option. It is also expected that the Offering will be consummated concurrently with or shortly after a reverse stock split on terms described in a Definitive Information Statement on Schedule 14C filed by Bitmine with the Securities and Exchange Commission (the “Split”), and simultaneously with the listing of Bitmine’s common stock on a national securities exchange (the “Listing”).

By their signatures hereto, Innovative Digital Investors Emerging Technology, LP (“IDI”) and Jonathan Bates (“Bates”), the CEO and chairman of Bitmine and a principal of IDI, hereby agree to effect the following transactions at the consummation of the Offering (collectively, the “Closing Transactions”):

1.	Bates owns 150,000 shares of Series A Convertible Preferred Stock of Bitmine, which are currently convertible into 7,500,000 shares of Bitmine common stock at the pre-Split conversion price of $0.20 per share. Bates agrees to convert all such shares into common stock of Bitmine at their conversion price as adjusted for the effects of the Split.

2.	IDI owns 303,966 shares of Series A Convertible Preferred Stock of Bitmine, which are currently convertible into 15,199,800 shares of Bitmine common stock at the pre-Split conversion price of $0.20 per share. IDI agrees to convert all such shares into common stock of Bitmine at their conversion price as adjusted for the effects of the Split.

3.	IDI owns 2,500 shares of Series B Convertible Preferred Stock of Bitmine, which are currently convertible into 12,500,000 shares of Bitmine common stock at the pre-Split conversion price of $0.20 per share. IDI agrees to convert all such shares into common stock of Bitmine at their conversion price as adjusted for the effects of the Split.

4.	IDI and Bitmine are parties to a Line of Credit Agreement (the “LOC Agreement”) originally entered into on October 19, 2022, as amended, which provides for loans of up to $2,350,000 to Bitmine. All amounts due under the LOC Agreement were due on December 1, 2024, subject to Bitmine’s right to six one-month extensions of the maturity date, each for an extension fee of $25,000. As of November 30, 2024, IDI was owed principal and interest of $1,875,000 and $376,321, respectively. Since November 30, 2024, Bitmine has made no payments on the loan, IDI has not made any additional loans thereunder, and the only changes in the amount due on the loan have been the accrual of interest and the assessment of a maturity extension fee of $25,000 on December 1, 2024, and January 1, 2025. IDI agrees that the debt due under the LOC Agreement will be satisfied as follows:

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(a)	IDI agrees to convert $1,000,000 of the amount due under the LOC Agreement (excluding any extension fees accrued thereunder) into a new loan of $1,000,000 to Bitmine evidenced by a note issued by Bitmine (the “Note”) which bears interest at 12.5% per annum, provides for monthly payments of accrued interest only, and a balloon payment of all principal and interest due thereunder on December 1, 2026. The Note will be unsecured and will not be convertible into Bitmine common stock.

(b)	IDI agrees to exchange $600,000 of the amount due under the LOC Agreement for $597,584.25 of the amount due Bitmine from ROC Digital Mining I, LLC under a note dated October 13, 2022. IDI expressly acknowledges the forgiveness of $2,415.75 of the amounts due under the LOC Agreement to IDI by this assignment.

(c)	Any amounts remaining due under the LOC Agreement after the transactions described in subparagraphs (a) and (b) shall be exchanged for common shares of Bitmine at the public offering price in the Offering.

Bitmine and IDI expressly agree that the debt owed to IDI under the Note will be capped at $1,000,000 upon completion of the transactions referenced in 4(a) – (c) above, excluding any interest payments under the Note.

Until the consummation of the Closing Transactions, the debt due under the LOC Agreement shall continue to accrue interest and extension fees pursuant to the terms thereof.

The Closing Transactions are subject to the consummation of the Offering for gross proceeds of an amount that results in the final approval of the Listing.

The Closing Transactions described herein shall be effectuated by, and evidenced by, legal documents reasonable and customary for such transactions, provided that such documents shall be subject to the prior approval of IDI, Bates, and Bitmine. Bitmine will pay the legal costs of preparation of any documents necessary to effect the Closing Transactions.

The Closing Transactions are subject to the approval of the disinterested members of the board of directors of Bitmine, and Bitmine agrees to promptly seek their approval.

Nothing herein shall be deemed to waive, modify or amend the terms of that Agreement between Bitmine and ThinkEquity dated November 27, 2024, or any subsequent underwriting agreement executed by Bitmine and ThinkEquity relating to the Offering, and to the extent there is a conflict between such other agreements and this letter agreement, the terms of such other agreements shall prevail. ThinkEquity is an intended third-party beneficiary of this letter agreement.

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Please indicate your agreement to this letter agreement by executing a copy of this letter in the space indicated below.

BITMINE IMMERSION TECHNOLOGIES, INC.

/s/ Jonathan Bates

By: Jonathan Bates, CEO

Agreed to:

INNOVATIVE DIGITAL INVESTORS EMERGING TECHNOLOGY, LP By: Innovative Digital Investors, LLC, its general partner /s/ Jonathan Bates	/s/ Jonathan Bates
By: Jonathan Bates, Managing Member	By: Jonathan Bates, Individually

Cc: ThinkEquity LLC, 17 State Street, 41st Floor, New York, NY 10004

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